As Filed With the Securities and Exchange Commission on June 29, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CKE RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0602639 (I.R.S. Employer Identification No.)
6307 Carpinteria Avenue, Suite A, Carpinteria, CA 93013
(Address of Principal Executive Offices) (Zip Code)

CKE RESTAURANTS, INC. 2005 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plans)

Andrew F. Puzder
President and Chief Executive Officer
CKE Restaurants, Inc.
6307 Carpinteria Avenue, Suite A, Carpinteria, CA 93013
(Name and address of agent for service)
(805) 745-7500
(Telephone number, including area code, of agent for service)
Copies to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660
(949) 725-4000
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Securities	Amount To Be	Offering Price Per	Maximum Aggregate	Amount of
To Be Registered	Registered(1)	Share(2)	Offering Price(2)	Registration Fee
Common Stock, $.01 par value(3)	3,000,000 shares	$21.22	$63,660,000	$1,955

(1)	Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares which may become issuable under the CKE Restaurants, Inc. 2005 Omnibus Incentive Compensation Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	In accordance with Rule 457(h), the aggregate offering price for shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the New York Stock Exchange for the Common Stock on June 25, 2007, which was $21.22 per share.

(3)	Shares available for issuance under the CKE Restaurants, Inc. 2005 Omnibus Incentive Compensation Plan.

PART I
     In accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the CKE Restaurants, Inc. 2005 Omnibus Incentive Compensation Plan, and are not being filed with or included in this Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
2005 Omnibus Incentive Compensation Plan
     This registration statement relates to the 2005 Omnibus Incentive Compensation Plan (the “2005 Plan”). Initially, an aggregate of 2,500,000 shares of common stock were registered on this form on July 18, 2005 (Reg. No. 333-126681). On June 11, 2007, following our Board of Directors’ approval on April 17, 2007, our stockholders approved an amendment to the 2005 Plan increasing the number of shares reserved for issuance thereunder by 3,000,000 shares. Therefore, this registration statement covers the current increase of 3,000,000 shares under the 2005 Plan, bringing the total number of authorized shares thereunder to 5,500,000.
Item 3. Incorporation of Documents by Reference.
     The following documents filed or to be filed by CKE Restaurants, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2007, as filed with the Commission on March 30, 2007;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 21, 2007, as filed with the Commission on June 28, 2007;

(c)	The Company’s Current Reports on Form 8-K filed on April 4, 2007, April 5, 2007, April 23, 2007, May 31, 2007, June 1, 2007, and June 15, 2007;

(d)	The Company’s Definitive Proxy Statement on Schedule 14A filed on May 16, 2007, as amended by the Supplement to Proxy Statement filed on May 31, 2007; and

(e)	The description of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A12B filed on April 8, 1994, including any amendment or report filed for the purpose of updating such description.
     Information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibit relating to such information, filed prior to, on or subsequent to the date of this Registration Statement is not incorporated by reference into this prospectus.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The contents of the Company’s Registration Statements on Form S-8 (Registration Nos. 333-126681, 333-104957, 333-83666, 333-76884, 333-41266, 333-83601, 333-12399, 333-12401, 2-86142-01, 33-31190-01, 33-53089-01, 33-56313, and 33-55337) are incorporated herein by reference.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware Law.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Number	Description
4.1	CKE Restaurants, Inc. 2005 Omnibus Incentive Compensation Plan as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 15, 2007).
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.
23.1	Consent of independent registered public accounting firm.
23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).
Item 9. Undertakings.
(a)	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California, on the 27th day of June, 2007.

CKE RESTAURANTS, INC.
By:	/s/ Andrew F. Puzder
Andrew F. Puzder
President and Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned directors and officers of CKE Restaurants, Inc., do hereby make, constitute and appoint Andrew F. Puzder and Theodore Abajian, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Andrew F. Puzder Andrew F. Puzder	President and Chief Executive Officer (Principal Executive Officer)	June 27, 2007

/s/ Theodore Abajian Theodore Abajian	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2007

/s/ Byron Allumbaugh Byron Allumbaugh	Chairman of the Board	June 27, 2007

/s/ Frank P. Willey Frank P. Willey	Director	June 27, 2007

/s/ Matthew Goldfarb Matthew Goldfarb	Director	June 27, 2007

/s/ Peter Churm Peter Churm	Director	June 27, 2007

Signature	Title	Date

/s/ Janet E. Kerr Janet E. Kerr	Director	June 27, 2007

/s/ Daniel D. Lane Daniel D. Lane	Director	June 27, 2007

/s/ Carl L. Karcher Carl L. Karcher	Director	June 27, 2007

/s/ Jerold H. Rubinstein Jerold H. Rubinstein	Director	June 27, 2007

/s/ Daniel E. Ponder, Jr. Daniel E. Ponder, Jr.	Director	June 27, 2007

EXHIBIT INDEX

Number	Description
4.1	CKE Restaurants, Inc. 2005 Omnibus Incentive Compensation Plan as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 15, 2007).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).